Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 05:03 PM 08/29/2014
FILED 04:43 PM 08/29/2014 SRV 141127438 - 5595374 FILE

SNR WIRELESS HOLDCO, LLC

CERTIFICATE OF FORMATION

This Certificate of Formation of SNR Wireless HoldCo, LLC, dated August 29, 2014, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST:      The name of the limited liability company (hereinafter, the "LLC") formed hereby is:

SNR Wireless HoldCo, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent as such address is Corporation Service Company.

-Signature page follows-

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/Andrea Barr Cohen
Authorized Person